As filed with the U.S. Securities and Exchange Commission on July 1, 2025

Registration No. 333-255240
Registration No. 333-273352
Registration No. 333-288032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255240
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273352
POST- EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-288032
UNDER THE SECURITIES ACT OF 1933

The Shyft Group, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2078923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41280 Bridge Street
Novi, Michigan 48375
(Address, including zip code, of registrant’s principal executive offices)

The Shyft Group, Inc. Stock Incentive Plan of 2016
(Amended by the First Amendment to Stock Incentive Plan)

The Shyft Group, Inc. Stock Incentive Plan of 2016
(Amended and Restated Effective May 17, 2023)

The Shyft Group, Inc. Stock Incentive Plan

(Full title of the plan)

Jay Goldbaum
Deputy General Counsel
Novi, MI 48375
Telephone: (517) 543-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Shyft Group, Inc. (the “Registrant”) is filing post-effective amendments (“Post-Effective Amendments”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to its Registration Statements:

Registration Statement No. 333-255240, filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2021, with respect to (i) 1,200,000 shares of common stock, no par value per share (“Common Stock”), of the Registrant under The Shyft Group, Inc. 2016 Stock Incentive Plan (the “2016 Plan”) and (ii) an indeterminable number of additional shares of Common Stock that may become issuance under the 2016 Plan as a result of outstanding awards under the 2016 Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

Registration Statement No. 333-273352, filed with the Commission on July 20, 2023, with respect to (i) 1,000,000 shares of Common Stock under The Shyft Group, Inc. Amended and Restated 2016 Stock Incentive Plan, as amended through May 17, 2023 (the “2023 Plan”) and (ii) an indeterminable number of additional shares of Common Stock that may become available for issuance under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions or as a result of outstanding awards under the 2023 Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

Registration Statement No. 333-288032, filed with the Commission on June 13, 2025, with respect to (i) 800,000 shares of Common Stock under The Shyft Group, Inc. Stock Incentive Plan (the “2025 Plan”) and (ii) an indeterminable number of additional shares of Common Stock that may become available for issuance under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions or as a result of outstanding awards under the 2025 Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

On July 1, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2024, by and among the Registrant, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with Registrant continuing as a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements.  The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of this Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof.  The Registration Statement is hereby amended, as appropriate, to reflect the registration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, State of Michigan on July 1, 2025.

THE SHYFT GROUP, INC.

By:	/s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Deputy General Counsel

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.